Form 10-02-0691 (Rev. 7-23) GROUP PERSONAL EXCESS LIABILITY POLICY Page 1 of 18 Exhibit 10.10

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CHUBB

GROUP PERSONAL EXCESS LIABILITY POLICY

INTRODUCTION

This is your Chubb Group Personal Excess Liability Policy. Together with your Coverage Summary Certificate, it explains your coverages and other conditions of your insurance in detail.

This policy is a contract between you and us. READ YOUR POLICY CAREFULLY and keep it in a safe place.

Agreement

We agree to provide the insurance described in this policy in return for the premium paid by you or the Sponsoring Organization and your compliance with the policy conditions.

Definitions

In this policy, we use words in their plain English meaning. Words with special meanings are defined in the part of the policy where they are used. The few defined terms used throughout the policy are defined here:

You means the individual who is a member of the Defined Group shown as the Insured named in the Coverage Summary Certificate.

Spouse means a partner in marriage or a partner in a civil union recognized under state law and who lives with you.

We and **us** mean the insurance company named in the Coverage Summary Certificate.

Family member means your spouse or domestic partner or other relative who lives with you, or any other person under 25 in your care or your relative's care who lives with you or a student under 25 in your care temporarily away at school who is a resident of your household.

Domestic partner means a person in a legal or personal relationship with you, who lives with you and shares a common domestic life with you, and meeting all of the benefits eligibility criteria as defined by the Sponsoring Organization.

Sponsoring Organization means the entity, corporation, partnership or sole proprietorship sponsoring and defining the criteria for qualification as an Insured.

Policy means your entire Group Personal Excess Liability Policy, including the Coverage Summary Certificate.

Coverage Summary Certificate means the most recent Coverage Summary Certificate we issued to you, including any endorsements.

Occurrence means:

- an accident which begins within the policy period resulting in bodily injury, mental anguish, mental injury, or property damage; or
- an offense first committed within the policy period resulting in:
  - false arrest, false imprisonment, or wrongful detention;
  - wrongful entry into, wrongful eviction of a person from or other violation of a person's right of private occupancy of a residence premises or room that such person occupies, if committed by or on behalf of its landlord, lessor or owner;
  - malicious prosecution; or
  - libel, slander, defamation of character, or invasion of privacy,

to which this insurance applies. Continuous or repeated exposure to substantially the same general conditions unless excluded is considered to be one occurrence.

Business means any employment, trade, occupation, profession, or farm operation including the raising or care of animals or any activities intended to realize a benefit or financial gain engaged in on a full-time, part-time or occasional basis.

Defined Group means those individuals meeting the criteria for qualification as an Insured as defined by the Sponsoring Organization and accepted by us.

Follow form means we cover damages to the extent they are both covered under the Required Primary Underlying Insurance and, not excluded under this policy. Also, the amount of coverage, defense coverages, cancellation and "other insurance" provisions of this policy supersede and replace the similar provisions contained in such other policies. When this policy is called upon to pay losses in excess of required primary underlying policies exhausted by payment of claims, we do not provide broader coverage than provided by such policies. When no primary underlying coverage exists, the extent of coverage provided on a follow form basis will be determined as if the required primary underlying insurance had been purchased from us.

Covered person means:

- you or a family member;
- any person using a vehicle or watercraft covered under this policy with permission from you or a family member with respect to their legal responsibility arising out of its use;

Form 10-02-0691 (Rev. 7-23) *Page 3 of 18*

Definitions
(continued)

- any person or organization with respect to their legal responsibility for covered acts or omissions of you or a family member; or
- any combination of the above.

Damages mean the sum that is paid or is payable to satisfy a claim settled by us or resolved by judicial procedure or by a compromise we agree to in writing.

Personal injury means the following injuries, and resulting death:
- bodily injury;
- mental anguish, or mental injury;
- false arrest, false imprisonment, or wrongful detention;
- wrongful entry into, wrongful eviction of a person from or other violation of a person's right of private occupancy of a residence premises or room that such person occupies, if committed by or on behalf of its landlord, lessor or owner;
- malicious prosecution; and
- libel, slander, defamation of character, or invasion of privacy.

Bodily injury means physical bodily harm, including sickness or disease that results from it, and required care, loss of services and resulting death.

Property damage means physical injury to or destruction of tangible property and the resulting loss of its use. Tangible property includes the cost of recreating or replacing stocks, bonds, deeds, mortgages, bank deposits, and similar instruments, but does not include the value represented by such instruments.

Registered vehicle means any motorized land vehicle not described in "unregistered vehicle."

Unregistered vehicle means:
- any motorized land vehicle not designed for or required to be registered for use on public roads;
- any motorized land vehicle which is in dead storage at your residence;
- any motorized land vehicle used to service a residence premises or other grounds;
- any motorized land vehicle used to assist the handicapped that is not designed for or required to be registered for use on public roads; or
- golf carts.

Employment discrimination means a violation of applicable employment discrimination law protecting any residential staff based on his or her race, color, religion, creed, age, sex, disability, national origin or other status according to any federal, state, or local statute, regulation, ordinance, or common law of the United States of America, its territories or possessions, or Puerto Rico.

Reputation management firm means:
- a professional public relations consulting firm;
- a professional security consulting firm; or
- a professional media management consulting firm.

Residential staff means your or a family member's employee who is:
- employed by you or a family member, or through a firm under an agreement with you or a family member, to perform duties related only to a covered person's domestic, personal, or business pursuits covered under this part of your policy;
- compensated for labor or services directed by you or a family member; and
- employed regularly to work 15 or more hours per week.

Residential staff includes a temporary worker. Residential staff does not include an independent contractor or any covered person.

Temporary worker means your or a family member's employee who is:
- employed by you or a family member, or through a firm under an agreement with you or a family member, to perform duties related only to a covered person's domestic, personal, or business pursuits covered under this part of your policy;
- compensated for labor or services directed by you or a family member; and
- employed to work 15 or more hours per week to substitute for any residential staff on leave or to meet seasonal or short-term workload demands for 30 consecutive days or longer during a 6 month period.

Temporary worker does not include an independent contractor or any covered person.

Wrongful employment act means any employment discrimination, sexual harassment, or wrongful termination of any residential staff actually or allegedly committed or attempted by you or a family member, while acting in the capacity as an employer, that violates applicable employment law of any federal, state, or local statute, regulation, ordinance, or common law of the United States of America, its territories or possessions, or Puerto Rico.

Form 10-02-0691 (Rev. 7-23) *Page 4 of 18*

CHUBB®

GROUP PERSONAL EXCESS LIABILITY POLICY

Definitions
(continued)

Wrongful termination means:
- the actual or constructive termination of employment of any residential staff by you or a family member in violation of applicable employment law; or
- breach of duty and care when you or a family member terminates an employment relationship with any residential staff.

Sexual harassment as it relates solely to a wrongful employment act means unwelcome sexual advances, requests for sexual favors, or other conduct of a sexual nature that:
- is made a condition of employment of any residential staff;
- is used as a basis for employment decisions;
- interferes with performance of any residential staff's duties; or
- creates an intimidating, hostile, or offensive working environment.

GROUP PERSONAL EXCESS COVERAGE

This part of your Group Personal Excess Liability Policy provides you or a family member with liability coverage in excess of your underlying insurance anywhere in the world unless stated otherwise or an exclusion applies.

Payment for a Loss

Amount of coverage
The amount of coverage for liability is shown in the Coverage Summary Certificate. We will pay on your behalf up to that amount for covered damages from any one occurrence, regardless of how many claims, homes, vehicles, watercraft, or people are involved in the occurrence.

Any costs we pay for legal expenses (see **Defense coverages**) are in addition to the amount of coverage.

Underlying Insurance
We will pay only for covered damages in excess of all underlying insurance covering those damages, even if the underlying coverage is for more than the minimum amount.

"Underlying insurance" includes all liability coverage that applies to the covered damages, except for other insurance purchased in excess of this policy.

Required primary underlying insurance
Regardless of whatever other primary underlying insurance may be available in the event of a claim or loss, it is a condition of your policy that you and your family members must maintain in full effect primary underlying liability insurance of the types and in at least the amounts set forth below unless a different amount is shown in your Coverage Summary Certificate, covering your personal liability and to the extent you or a family member has such liability exposures, all vehicles and watercraft less than 43 feet or with 300 engine rated horsepower or less you or your family members own, or rent for longer than 60 consecutive days, or have furnished for longer than 60 consecutive days, as follows:

Personal liability (homeowners) for personal injury and property damage in the minimum amount of $300,000 each occurrence.

Registered vehicles in the minimum amount of:
- $250,000/$500,000 bodily injury and $100,000 property damage;
- $300,000/$300,000 bodily injury and $100,000 property damage; or
- $300,000 single limit each occurrence.

Unregistered vehicles in the minimum amount of $300,000 bodily injury and property damage each occurrence.

Registered vehicles with less than four wheels and motor homes in the minimum amount of:
- $250,000/$500,000 bodily injury and $100,000 property damage;
- $300,000/$300,000 bodily injury and $100,000 property damage; or
- $300,000 single limit each occurrence.

Watercraft less than 26 feet and 50 engine rated horsepower or less for bodily injury and property damage in the minimum amount of $300,000 each occurrence.

Watercraft 26 feet or longer up to 42 feet or watercraft more than 50 engine rated horsepower up to 300 engine rated horsepower for bodily injury and property damage in the minimum amount of $500,000 each occurrence (Coverage is excluded for watercraft longer than 42 feet or with more than 300 engine rated horsepower).

Form 10-02-0691 (Rev. 7-23) *Page 5 of 18*

Payment for a Loss
(continued)

Uninsured motorists/underinsured motorists protection in the minimum amounts of:
- $250,000/$500,000 bodily injury;
- $300,000/$300,000 bodily injury; or
- $300,000 single limit each occurrence.

With respect to you and your family members residing outside of the United States, the required primary underlying insurance limits of liability shall be the same limits of liability as shown above, unless you and your family members reside in a country where the minimum required primary underlying insurance limits of liability are not available. In these countries, you and your family members must maintain in full effect primary underlying liability insurance limits equal to the maximum limits of liability available in that country for all coverages up to the minimum required primary underlying limits shown in the Coverage Summary Certificate under Required Primary Underlying Insurance.

Failure by you or your family members to comply with this condition, or failure of any of your primary underlying insurers due to insolvency or bankruptcy, shall not invalidate this policy. In the event of any such failure, we shall only be liable in excess of the foregoing minimum amounts and to no greater extent with respect to coverages, amounts and defense costs than we would have been had this failure not occurred.

You must also give notice of losses and otherwise cooperate and comply with the terms and conditions of such primary underlying insurance.

Group Personal Excess Liability Coverage

We cover damages a covered person is legally obligated to pay for personal injury or property damage, caused by an occurrence:
- in excess of damages covered by the underlying insurance; or
- from the first dollar of damage where no underlying insurance is required under this policy and no underlying insurance exists; or
- from the first dollar of damage where underlying insurance is required under this policy but no coverage is provided by the underlying insurance for a particular occurrence;

unless stated otherwise or an exclusion applies.

Exclusions to this coverage are described in **Exclusions**.

Excess uninsured motorists/underinsured motorists protection
This coverage is in effect only if excess uninsured motorists/underinsured motorists protection is shown in the Coverage Summary Certificate. If it is in effect, this coverage will be on a follow form basis.

We cover damages for bodily injury a covered person is legally entitled to receive from the owner or operator of an uninsured or underinsured motorized land vehicle in excess of damages covered by:
- the underlying uninsured motorists protection or the Required primary underlying insurance for uninsured motorists protection, whichever is greater; and
- the underlying underinsured motorists protection or the Required primary underlying insurance for underinsured motorists protection, whichever is greater.

Amount of coverage. The maximum amount of excess uninsured motorists/underinsured motorists protection available for any one occurrence is the excess uninsured motorists/underinsured motorists protection amount shown in the Coverage Summary Certificate regardless of the number of vehicles covered by the Required Primary Underlying Insurance. We will not pay more than this amount in any one occurrence for covered damages regardless of how many claims, vehicles or people are involved in the occurrence.

Uninsured motorists/underinsured motorists protection arbitration
If we and a covered person disagree whether that person is legally entitled to recover damages from the owner or operator of an uninsured motor vehicle/underinsured motor vehicle, or do not agree as to the amount of damages, either party may make a written demand for arbitration. In this event, each party will select an arbitrator. The two arbitrators will select a third. If they cannot agree on a third arbitrator within 45 days, either may request that the arbitration be submitted to the American Arbitration Association. When the covered person's recovery exceeds the minimum limit specified in the applicable jurisdiction's financial responsibility law, each party will pay the expenses it incurs, and bear the expenses of the third arbitrator equally. Otherwise, we will bear all the expenses of the arbitration.

Form 10-02-0691 (Rev. 7-23) *Page 6 of 18*

CHUBB®

GROUP PERSONAL EXCESS LIABILITY POLICY

Group Personal Excess Liability Coverage
(continued)

Unless both parties agree otherwise, arbitration will take place in the county and state in which the covered person lives. Local rules of law as to procedure and evidence will apply. A decision agreed to by two arbitrators will be binding unless the recovery amount for bodily injury exceeds the minimum limit specified by the applicable jurisdiction's financial responsibility law. If the amount exceeds that limit, either party may demand the right to a trial. This demand must be made within 60 days of the arbitrator's decision. If this demand is not made, the amount of damages agreed to by the arbitrators will be binding.

Uninsured/underinsured liability coverage

This coverage is in effect only if excess uninsured motorists/underinsured motorists protection is shown in the Coverage Summary Certificate.

We cover up to a maximum of $1 million for bodily injury and personal injury you or a family member are legally entitled to receive from an uninsured or underinsured negligent person caused by an occurrence, unless stated otherwise or an exclusion applies. We will not pay more than this amount for covered damages from any one occurrence, regardless of how many claims or people are involved in the occurrence. This coverage is excess over the total of any other collectible insurance that covers damages from the occurrence.

All the exclusions under the Group Personal Excess Liability Coverage are applicable to this Uninsured/underinsured liability coverage, and where used, the definition of you or a family member is extended to include negligent person. This coverage also does not apply to damages from an occurrence arising out of any business activities; any activities involving business property or the sale or transfer of property; or the ownership, maintenance, use, loading, unloading, or towing of any motor vehicle, watercraft, or aircraft. In addition, this coverage does not apply to damages from an occurrence arising from any employment related harassment, termination, demotion, breach of an oral or written employment contract or agreement or violation of any state or federal wrongful employment practices act or similar law.

We also do not cover any fines, penalties, taxes, punitive, exemplary or multiplied damages, or any claim or suit seeking non-monetary relief, including but not limited to, injunctive relief, declaratory relief or other equitable remedies.

"Negligent person" means an identifiable natural person by legal name who is not a family member, and who is legally responsible for damages sustained by you or a family member caused by an occurrence.

Duplication of coverage. We will not make a duplicate payment for any portion of damages for which payment has been made by or on behalf of persons who may be legally responsible, or otherwise covered by any other collectible insurance. Nor will we pay for any portion of damages if you or a family member is entitled to receive payment for the same portion of damages under any workers' compensation law, disability benefits law or similar law.

Defense coverages
We have the right to defend a covered person against any suit seeking covered damages for personal injury or property damage that is either:

- not covered by any underlying insurance; or
- covered by an underlying policy as each Defense Coverage has been exhausted by payment of claims.

We provide this defense at our expense, with counsel of our choice, even if the suit is groundless, false, or fraudulent. We may investigate, negotiate, and settle any such claim or suit at our discretion.

As part of our investigation, defense, negotiation, or settlement, we will pay:

- all premiums on appeal bonds required in any suit we defend;
- all premiums on bonds to release attachments for any amount up to the amount of coverage (but we are not obligated to apply for or furnish any bond);
- all expenses incurred by us;
- all costs taxed against a covered person;
- all interest accruing after a judgment is entered in a suit we defend on only that part of the judgment we are responsible for paying. We will not pay interest accruing after we have paid the judgment up to the amount of coverage;
- all prejudgment interest awarded against a covered person on that part of the judgment we pay or offer to pay.

We will not pay any prejudgment interest based on that period of time after we make an offer to pay the amount of coverage;

- all earnings lost by each covered person at our request, up to $25,000;
- other reasonable expenses incurred by a covered person at our request; and
- the cost of bail bonds required of a covered person because of a covered loss.

In jurisdictions where we may be prevented by local law from carrying out these Defense Coverages, we will pay only those defense expenses that we agree in writing to pay and that are incurred by you.

Form 10-02-0691 (Rev. 7-23) *Page 7 of 18*

Extra Coverages

In addition to covering damages and defense costs, we also provide other related coverages. These coverages are in addition to the amount of coverage for damages and defense costs unless stated otherwise. Exclusions to this coverage are described in **Exclusions**.

Shadow defense coverage

If we are defending you or a family member in a suit seeking covered damages, we will pay reasonable expenses you or a family member incur up to $10,000 or the amount shown in the Coverage Summary Certificate for a law firm of your choice to review and monitor the defense. However any recommendation by your personal attorney is not binding on us. We will pay these costs provided that you obtain prior approval from us before incurring any fees or expenses.

Identity fraud

We will pay for your or a family member's identity fraud expenses, up to a maximum of $25,000, for each identity fraud occurrence.

"Identity fraud" means the act of knowingly transferring or using, without lawful authority, your or a family member's means of identity which constitutes a violation of federal law or a crime under any applicable state or local law.

"Identity fraud occurrence" means any act or series of acts of identity fraud by a person or group commencing in the policy period.

"Identity fraud expenses" means:

- the costs for notarizing affidavits or similar documents for law enforcement agencies, financial institutions or similar credit grantors, and credit agencies;
- the costs for sending certified mail to law enforcement agencies, financial institutions or similar credit grantors, and credit agencies;
- the loan application fees for reapplying for loan(s) due to the rejection of the original application because the lender received incorrect credit information;
- the telephone expenses for calls to businesses, law enforcement agencies, financial institutions or similar credit grantors, and credit agencies;
- earnings lost by you or a family member as a result of time off from work to complete fraud affidavits, meet with law enforcement agencies, credit agencies, merchants, or legal counsel;
- the reasonable attorney fees incurred with prior notice to us for:
- the defense of you or a family member against any suit(s) by businesses or their collection agencies;
- the removal of any criminal or civil judgements wrongly entered against you or a family member;
- any challenge to the information in your or a family member's consumer credit report; and
- the reasonable fees incurred with prior notice to us by an identity fraud mitigation entity to:
- provide services for the activities described above;
- restore accounts or credit standing with financial institutions or similar credit grantors and credit agencies; and
- monitor for up to one year the effectiveness of the fraud mitigation and to detect additional identity fraud activity after the first identify fraud occurrence.

However, such monitoring must begin no later than one year after you or a family member first report an identity fraud occurrence to us.

However, "identity fraud expenses" does not include expenses incurred due to any fraudulent, dishonest or criminal act by a covered person or any person acting with a covered person, or by any authorized representative of a covered person, whether acting alone or in collusion with others.

"Identity fraud mitigation entity" means a company that principally provides professional, specialized services to counter identity fraud for individuals or groups of individuals, or a financial institution that provides similar services.

In addition to the duties described in Policy Terms, Liability Conditions, Your duties after a loss, you shall notify an applicable law enforcement agency.

Kidnap expenses

We will pay up to a maximum of $100,000 for kidnap expenses you or a family member incurs solely and directly as a result of a kidnap and ransom occurrence. In addition, we also will pay up to $25,000 to any person for information not otherwise available leading to the arrest and conviction of any person(s) who kidnaps you, a family member or a covered relative. The following are not eligible to receive this reward payment:

- you or a family member; or
- a covered relative who witnessed the occurence.

Form 10-02-0691 (Rev. 7-23) *Page 8 of 18*

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Exclusions

These exclusions apply to your Group Personal Excess Liability Coverage, unless stated otherwise.

Motor vehicles with less than four wheels and motor homes. We do not cover any damages arising out of the ownership, maintenance, use, loading or unloading of any motor vehicle with less than four wheels or motor home:

- owned by you or a family member; or
- furnished to, made available or rented to you or a family member for longer than 30 consecutive days unless the motor vehicle with less than four wheels or the motor home is covered under the Required Primary Underlying Insurance. The coverage for motor vehicles with less than four wheels and motor homes is on a follow form basis.

Aircraft. We do not cover any damages arising out of the ownership, maintenance, use, loading, unloading, or towing of any aircraft, except a non-owned aircraft chartered with a professional crew by you or on your behalf. "Aircraft" means any device used or designed for flight, except drones or similar unmanned device not used or designed to carry people or cargo.

However, with respect to the ownership, maintenance or use of any drones or similar unmanned device, we do not cover any damages:

- while such drone or similar unmanned device is being operated in a restricted airspace as determined by the Federal Aviation Administration or other governmental agency, whether on a local, state or federal level, including any temporary flight restrictions; or
- to any aircraft, including any resulting damages.

This exclusion applies whether such drone or similar unmanned device makes contact with the aircraft or not.

Personal watercraft. We do not cover any damages arising out of the operation of any personal watercraft:

- from sunset to sunrise;
- while towing any person; or
- by any person who does not have a valid motor vehicle driver's license, other than you or a family member age 16 or older.

"Personal watercraft" means a vessel powered by internal water jet propulsion designed to be operated by a person sitting, standing, or kneeling on it rather than within the confines of a hull.

Large watercraft. We do not cover any damages arising out of the ownership, maintenance, use, loading, unloading or towing of any watercraft 26 feet or longer or with more than 50 engine rated horsepower which is:

- owned, directly or indirectly, by a covered person; or
- rented by, furnished to, or made available to a covered person for longer than 60 consecutive days.

However, coverage is provided on a follow form basis for watercraft 26 feet or longer up to 42 feet or with more than 50 engine rated horsepower up to 300 engine rated horsepower if such watercraft is covered under the Required Primary Underlying Insurance, unless another exclusion applies.

We also cover watercraft being stored, even if not covered under the Required Primary Underlying Insurance, unless another exclusion applies.

Hovercraft. We do not cover any damages arising out of the ownership, maintenance, use, loading, unloading or towing of any hovercraft. We do not cover any property damages to hovercraft rented to, owned by, or in the care, custody or control of a covered person.

Owned, rented or furnished registered motorized land vehicle. We do not cover any damages arising out of the ownership, maintenance, use, loading or unloading of any registered motorized land vehicle owned or controlled directly or indirectly by a covered person, or rented to, furnished to or made available to a covered person for longer than 60 consecutive days. But we do provide coverage if at least one registered motorized land vehicle is covered under the Required Primary Underlying Insurance.

Vehicles used for a fee. We do not cover any person for damages arising out of the ownership, maintenance or use of a vehicle while it is being used as a public or livery conveyance for a fee, including while the vehicle is being used for:

- ride sharing in connection with a ride sharing program; or
- delivery services, including courier services, whether or not the food, goods, items or products to be delivered are in the vehicle, in connection with a delivery network program.

This exclusion does not apply to a shared-expenses carpool, unless another exclusion applies.

"Delivery network platform" means an online enabled application or digital network used to connect customers with drivers or local vendors using drivers for the purpose of providing prearranged delivery services, including courier services, for compensation. A "delivery network platform" does not include a "Ride sharing program".

"Ride sharing" means the use of the any vehicle in connection with a ride sharing program during any time period when the driver is logged in to an online-enabled ride sharing application or digital network as a driver, when the driver accepts a requested ride, is en route to pick up a passenger, or is transporting a passenger until the passenger departs the vehicle.

Form 10-02-0691 (Rev. 7-23) *Page 10 of 18*

CHUBB®

GROUP PERSONAL EXCESS LIABILITY POLICY

Exclusions
(continued)

"Ride sharing program" means a transportation network, service, or any arrangement in which drivers and passengers arrange transportation services, including through an online-enabled ride sharing application or digital network.

Personal vehicle sharing. We do not cover any person for damages arising out of the ownership, maintenance, or use of any motorized land vehicle:

- while it is being used in connection with a personal vehicle sharing program for a fee; or
- you or a family member privately rents to another person, and the vehicle is being used by anyone other than you or a family member.

"Personal vehicles sharing program" means a network, service, or any arrangement to facilitate the sharing of private passenger motor vehicles for use by individuals other than the vehicle's registered owner.

Motorized land vehicle racing or track usage. We do not cover any damages arising out of the ownership, maintenance or use of any motorized land vehicle:

- during any instruction, practice, preparation for, or participation in, any competitive, prearranged or organized racing, speed contest, rally, gymkhana, sports event, stunting activity, or timed event of any kind;
- on a race track, test track or other course of any kind; or
- street racing of any kind

However, this exclusion does not apply to a rally on a public road where the legal speed limit remains in effect for the duration of the rally.

Watercraft and aircraft racing or track usage. We do not cover any damages arising out of the ownership, maintenance or use of any watercraft or aircraft during any instruction, practice, preparation for, or participation in, any competitive, prearranged or organized racing, speed contest, rally, sports event, stunting activity or timed event of any kind. This exclusion does not apply to you or a family member for sailboat racing even if the sailboat is equipped with an auxiliary motor.

Motorized land vehicle-related jobs. We do not cover any damages arising out of the ownership, maintenance, or use of a motorized land vehicle by any person who is employed or otherwise engaged in the business of selling, repairing, servicing, storing, parking, testing, or delivering motorized land vehicles. This exclusion does not apply to you, a family member, or your employee or an employee of a family member for damages arising out of the ownership, maintenance or use of a motorized land vehicle owned by, rented to, or furnished to you or a family member.

Watercraft related jobs. We do not cover any damages arising out of the ownership, maintenance, or use of a watercraft by any person who is engaged by or employed by, or is operating a marina, boat repair yard, shipyard, yacht club, boat sales agency, boat service station, or other similar organization. This exclusion does not apply to damages arising out of the ownership, maintenance, or use of a watercraft by you, a family member, or your or a family member's captain or full time paid crew member maintaining or using this watercraft with permission from you or a family member.

Motorized land vehicle and watercraft loading. We do not cover any person or organization, other than you or a family member or your or a family member's employees, with respect to the loading or unloading of motorized land vehicles or watercraft.

Workers' compensation or disability. We do not cover any damages a covered person is legally:

- required to provide; or
- voluntarily provides

under any:

- worker's compensation;
- disability benefits;
- unemployment compensation; or
- other similar laws.

But we do provide coverage in excess over any other insurance for damages you or a family member is legally required to pay for bodily injury to a domestic employee of a residence covered under the Required Primary Underlying Insurance which are not compensable under workers' compensation, unless another exclusion applies.

Form 10-02-0691 (Rev. 7-23) *Page 11 of 18*

Exclusions
(continued)

Director's liability. We do not cover any damages for any covered person's actions or failure to act as an officer or member of a board of directors of any corporation or organization. However, we do cover such damages if you are or a family member is an officer or member of a board of directors of a:

- homeowner, condominium or cooperative association; or
- not for profit corporation or organization for which he or she is not compensated;

unless another exclusion applies.

Damage to covered person's property. We do not cover any person for property damage to property owned by any covered person.

Damage to property in your care. We do not cover any person for property damage to property of others rented to, occupied by, used by, or in the care of any covered person, to the extent that the covered person is required by contract to provide insurance. But we do cover such damages for loss caused by fire, smoke, or explosion unless another exclusion applies. This exclusion does not apply to property damage to a motorized land vehicle rented to a covered person if no underlying insurance is required under this policy and no underlying insurance exists.

Electronic software or data. We do not cover any damages for the cost of recreating or replacing any software, data or other information that is in electronic form.

Wrongful employment act. We do not cover any damages arising out of a wrongful employment act.

Discrimination. We do not cover any damages arising out of discrimination due to age, race, color, sex, creed, national origin, or any other discrimination.

Intentional acts. We do not cover any damages arising out of a willful, malicious, criminal, fraudulent or dishonest act or any act intended by any covered person to cause personal injury or property damage, even if the injury or damage is of a different degree or type than actually intended or expected. But we do cover such damages if the act was intended to protect people or property unless another exclusion applies. An intentional act is one whose consequences could have been foreseen by a reasonable person.

Punitive damages. We do not cover any punitive damages, including but not limited to, fines, penalties, punitive damages, exemplary damages, or multiplied damages.

Molestation, misconduct or abuse. We do not cover any damages arising out of any actual, alleged or threatened:

- sexual molestation;
- sexual misconduct or harassment; or
- abuse.

Further, this exclusion applies to the entirety of all allegations in any claim or suit, if such claim or suit includes an allegation of or reference to any actual, alleged or threatened, sexual molestation, sexual misconduct or harassment, or abuse, even if this insurance would otherwise apply to any part of the allegations in the claim or suit.

Nonpermissive use. We do not cover any person who uses a motorized land vehicle or watercraft without expressed permission from you or a family member.

Business pursuits. We do not cover any damages arising out of business activities or business property in which a covered person has ownership or other interest or is conducted by or on behalf of a covered person or others, except on a follow form basis.

But we do cover damages arising out of volunteer work for an organized charitable, religious or community group, an incidental business away from home, incidental business at home, incidental business property, incidental farming, or residence premises conditional business liability, unless another exclusion applies. We also cover damages arising out of your or a family members ownership, maintenance, or use of a private passenger motor vehicle in business activities other than selling, repairing, servicing, storing, parking, testing, or delivering motorized land vehicles.

Form 10-02-0691 (Rev. 7-23) *Page 12 of 18*

CHUBB®

GROUP PERSONAL EXCESS LIABILITY POLICY

Exclusions
(continued)

"Incidental business away from home" is a self-employed sales activity, or a self-employed business activity normally undertaken by persons under the age of 18 or if a full-time student, under the age of 21, such as newspaper delivery, babysitting, caddying, and lawn care. Either of these activities must:

- not yield gross revenues in excess of $15,000 in any year;
- have no employees subject to any worker's compensation, disability benefits, unemployment compensation or other similar laws; and
- conform to local, state, and federal laws.

"Incidental business at home" is a business activity, other than farming, conducted by you in whole or in part on your residence premises which must:

- not yield gross revenues in excess of $15,000, in any year, except for the business activity of managing one's own personal investments;
- have no employees subject to worker's compensation, disability benefits, unemployment compensation or other similar laws;
- conform to local, state, and federal laws.

"Incidental business at home" does not include business related to the use, sale, manufacturing, growing, delivering, transferring or processing of cannabis or any good or product that consists of or contains any amount of Tetrahydrocannabinol (THC) or any other cannabinoid, whether natural or synthetic.

"Incidental business property" is limited to the rental or holding for rental, to be used as a residence, of a condominium or cooperative unit owned by a covered person, an apartment unit rented by a covered person, a one or two family dwelling owned by a covered person, or a three or four family dwelling owned by a covered person and occupied by you. We provide this coverage only for premises covered under the Required Primary Underlying Insurance or if the rental or holding for rental is for:

- a residence of yours that is occasionally rented and that is used exclusively as a residence; or
- part of a residence of yours by one or two roomers or boarders; or
- part of a residence of yours as an office, school, studio, or private garage.

"Incidental farming" is a farming activity which meets all of the following requirements:

- is incidental to your use of the premises as your residence;
- does not involve employment of others for more than 1,500 hours of farm work during the policy period;
- does not produce more than $25,000 in gross annual revenue from agricultural operations;

and with respect to the raising or care of animals:

- does not produce more than $50,000 in gross annual revenues;
- does not involve more than 25 sales transactions during the policy period;
- does not involve the sale of more than 50 animals during the policy period.

"Incidental farming" does not include farming related to the use, sale, manufacturing, growing, delivering, transferring or processing of cannabis or any good or product that consists of or contains any amount of Tetrahydrocannabinol (THC) or any other cannabinoid, whether natural or synthetic.

"Residence premises conditional business liability" is limited to business or professional activities when legally conducted by you or a family member at your residence. If there is no other valid and collectible insurance, we provide coverage only for personal injury or property damage arising out of the physical condition of that residence if:

- you do not have any employees involved in your business or professional activities who are subject to any workers' compensation, disability benefits, unemployment compensation, or other similar laws; or, if you are a doctor or dentist, you do not have more than two employees subject to such laws; or
- you are a home day care provider whose annual gross revenues from this activity do not exceed $5,000.

We do not cover damages or consequences resulting from business or professional care or services performed or not performed.

The following additional exclusion applies only to "incidental farming" as described under the exclusion, Business pursuits.

Contamination. We do not cover any actual or alleged damages arising out of the discharge, dispersal, seepage, migration or release or escape of pollutants. Nor do we cover any cost or expense arising out of any request, demand or order to:

- extract pollutants from land or water;
- remove, restore or replace polluted or contaminated land or water; or
- test for, monitor, clean up, remove, contain, treat, detoxify or neutralize pollutants, or in any way respond to or assess the effects of pollutants.

Form 10-02-0691 (Rev. 7-23) *Page 13 of 18*

Exclusions
(continued)

However, this exclusion does not apply if the discharge, dispersal, seepage, migration, release or escape is sudden and accidental. A "pollutant" is any solid, liquid, gaseous or thermal irritant or contaminant, including smoke (except smoke from a hostile fire), vapor, soot, fumes, acids, alkalis, chemicals and waste. A "contaminant" is an impurity resulting from the mixture of or contact of a substance with a foreign substance. "Waste" includes materials to be disposed of, recycled, reconditioned or reclaimed.

Communicable disease. We do not cover any actual or alleged damages arising out of any virus, bacteria, or other microorganism(s) that induce(s) or is capable of inducing physical distress, illness, or disease, or the fear or threat (whether actual or perceived) of any such virus, bacteria, or microorganism, including any and all damage, liability, or expenses directly or indirectly caused by any action or inaction of a covered person or any action or order of a government undertaken in response to, or intended to detect, control, prevent, suppress, mitigate or remediate, the actual, suspected, or anticipated presence of any virus, bacteria or other microorganism that induces, or is capable of inducing physical distress, illness, or disease.

This exclusion does not apply to damage arising out of or caused by fungi or mold, or any mycotoxins, spores, scents, or other by-products of fungi or mold.

Controlled Substance. We do not cover any damages arising out of the use, sale, manufacture, delivery, transfer or possession by any person of a Controlled Substance as defined by the Federal Food and Drug Law at 21 U.S.C.A. Sections 811 and 812. Controlled Substances include but are not limited to cocaine, LSD, marijuana and all narcotic drugs. However, this exclusion does not apply to the legitimate use of prescription drugs by a person following the lawful orders of a licensed healthcare professional.

Pursuit or holding of public office. We do not cover any damages arising out of a covered person's pursuit or holding of an elected public office. But we do cover such damages for you or a family member if:

- the annual compensation of the office, whether accepted or not, does not exceed $20,000; and
- the hours required to perform the duties of the office do not exceed an annual average of 20 hours of work per week during the policy period.

Financial guarantees. We do not cover any damages for any covered person's financial guarantee of the financial performance of any covered person, other individual or organization.

Cyber disruption. We do not cover any damages arising out of a cyber attack.

"Cyber attack" means the following malicious or fraudulent acts: unauthorized access to or use of electronic data processing property; alteration, corruption, damage, reduction in functionality, manipulation, misappropriation, theft, deletion, or destruction of electronic data processing property; transmission or introduction of a computer virus or harmful code, including ransomware, into electronic data processing property; or restriction or inhibition of access targeted at or directed against electronic data processing property.

"Cyber attack" does not mean the following non-malicious acts: human operating error or omission, including the choice of the program used, an error in setting parameters or any inappropriate single intervention by you, a family member, or a third party providing services to you; mistakes in legitimate electronic code or damage from code installed on your electronic data processing property during the manufacturing process, upgrade process, or normal maintenance; or power failure, surge or diminution of electronic systems.

"Electronic data" means information, concepts, knowledge, facts, or instructions which are stored digitally. "Electronic data" does not mean tangible property, nor is tangible property electronic data.

"Electronic contents" means non-recoverable purchased eBooks, software, application software (apps), and photo, video, music, and movie files.

"Electronic data processing property" means:

- electronic data processing equipment, and their accessories;
- portable electronic devices such as smartphones, electronic reading devices, tablets, handheld or wearable computers, or similar devices;
- software;
- electronic contents; or
- electronic data, including the capacity of electronic data to be stored, processed, or transmitted over the Internet.

Professional services. We do not cover any damages for any covered person's performing or failure to perform professional services, or for professional services for which any covered person is legally responsible or licensed.

Acts of war. We do not cover any damages caused directly or indirectly by war, undeclared war, civil war, insurrection, rebellion, revolution, warlike acts by military forces or personnel, the destruction or seizure of property for a military purpose, or the consequences of any of these actions.

Contractual liability. We do not cover any damages arising from contracts or agreements made in connection with any covered person's business. Nor do we cover any liability for unwritten contracts, or contracts in which the liability of others is assumed after a covered loss.

Form 10-02-0691 (Rev. 7-23) *Page 14 of 18*

CHUBB®

GROUP PERSONAL EXCESS LIABILITY POLICY

Exclusions
(continued)

Assessments. We do not cover any assessments charged against a covered person as a member of a homeowners, condominium or cooperative association.

Covered person's or dependent's personal injury. We do not cover any damages for personal injury for any covered person or their dependents where the ultimate beneficiary is you, the offending party or defendant. We also do not cover any damages for personal injury for which you or a family member can be held legally liable, in any way, to a family member a person who lives with you, or a person named in the Coverage Summary Certificate. We also do not cover any damages for personal injury for which a family member a person who lives with you, or a person named in the Coverage Summary Certificate can be held legally liable, in any way, to you or a family member.

However, we do cover damages for bodily injury arising out of the use of a motorized land vehicle for which you or a family member can be held legally liable to a family member or a person named in the Coverage Summary Certificate, or for which a family member or a person named in the Coverage Summary Certificate can be held legally liable to you or a family member to the extent that coverage is provided under this policy. This coverage applies only to the extent such damages are covered by primary underlying insurance and exceed the limits of insurance required for that motorized land vehicle under the Required Primary Underlying Insurance provisions of this policy.

Liability for dependent care. We do not cover any damages for personal injury for which a covered person's only legal liability is by virtue of a contract or other responsibility for a dependent's care.

Illness. We do not cover personal injury or property damage resulting from any illness, sickness or disease transmitted intentionally or unintentionally by a covered person to anyone, or any consequence resulting from that illness, sickness or disease. We also do not cover any damages for personal injury resulting from the fear of contracting any illness, sickness or disease, or any consequence resulting from the fear of contracting any illness, sickness or disease.

Fungi and mold. We do not cover any actual or alleged damages arising out of mold, the fear of mold, or any consequences resulting from mold or the fear of mold. "Mold" means fungi, mold, mold spores, mycotoxins, and the scents and other byproducts of any of these.

Liability for the acts of others. We do not cover any person for damages arising from:

- any entrustment of property;
- the failure to supervise or the negligent supervision of any person; or
- any parental or ownership liability.

This exclusion applies only to damages arising out of the ownership, maintenance or use of any motorized land vehicle, watercraft 26 feet or longer or with more than 50 engine rated horsepower, aircraft or hovercraft. But we do cover these damages on a follow form basis for the type of motorized land vehicle involved, unless another exclusion applies. This exclusion does not apply to any other coverage provided under an exclusion in this policy.

Nuclear or radiation hazard. We do not cover any damages caused directly or indirectly by nuclear reaction, radiation, or radioactive contamination, regardless of how it was caused.

POLICY TERMS

This part of your Group Personal Excess Liability Policy explains the conditions that apply to your policy.

General Conditions

These conditions apply to your policy in general, and to each coverage provided in the policy.

Policy period

The effective dates of your policy are shown in the Coverage Summary Certificate. Those dates begin at 12:01 a.m. standard time at the mailing address shown.

All coverages on this policy apply only to occurrences that take place while this policy is in effect.

Form 10-02-0691 (Rev. 7-23) *Page 15 of 18*

General Conditions
(continued)

Transfer of rights

If we make a payment under this policy, we will assume any recovery rights a covered person has in connection with that loss, to the extent we have paid for the loss.

All of your rights of recovery will become our rights to the extent of any payment we make under this policy. A covered person will do everything necessary to secure such rights; and do nothing after a loss to prejudice such rights. However, you may waive any rights of recovery from another person or organization for a covered loss in writing before the loss occurs.

Concealment or fraud

We do not provide coverage if you or any covered person has intentionally concealed or misrepresented any material fact relating to this policy before or after a loss.

Application of coverage

Coverage applies separately to each covered person. However, this provision does not increase the amount of coverage for any one occurrence.

Assignment

You cannot transfer your interest in this policy to anyone else unless we agree in writing to the transfer.

Policy changes

This policy can be changed only by a written amendment we issue.

Bankruptcy or insolvency

We will meet all our obligations under this policy regardless of whether you, your estate, or anyone else or their estate becomes bankrupt or insolvent.

In case of death

In the event of your death, we cover your legal representative or any person having proper temporary custody of your property until a legal representative is appointed and qualified, but only with respect to your premises and other property covered under the policy at the time of death. We will also cover any member of your household who is a covered person at the time of death.

Liberalization

We may extend or broaden the coverage provided by this policy. If we do this during the policy period or within 60 days before it begins, without increasing the premium, then the extended or broadened coverage will apply to occurrences after the effective date of the extended or broadened coverage.

Conforming to state law

If any provision of this policy conflicts with any applicable laws of the state you live in, this policy is amended to conform to those laws.

Conforming to trade sanction laws

This policy does not apply to the extent that trade or economic sanctions or other laws or regulations prohibit us from providing insurance.

Liability Conditions

These conditions apply to all liability coverages in this policy.

Other Insurance

This insurance is excess over any other insurance, and we shall not have any obligation to defend or indemnify if other insurance, whether primary, excess, umbrella, contingent, or on any other policy, covers the loss except for those policies that:

- are written specifically to cover excess over the amount of coverage that applies in this policy; and
- schedule this policy as underlying insurance.

Your duties after a loss

In case of an accident or occurrence, you must perform these duties:

Notification. You must notify us or your agent or broker as soon as possible.

Form 10-02-0691 (Rev. 7-23) *Page 16 of 18*

CHUBB®

GROUP PERSONAL EXCESS LIABILITY POLICY

Liability Conditions
(continued)

Assistance. You must provide us with all available information. This includes any suit papers or other documents which help us in the event that we defend you.

Cooperation. You must cooperate with us fully in any legal defense. This may include any association by us with the covered person in defense of a claim reasonably likely to involve us.

Examination. A person making a claim under this policy must submit as often as we reasonably require:
- to physical exams by physicians we select, which we will pay for; and
- to examination under oath and subscribe the same; and

authorize us to obtain:
- medical reports; and
- other pertinent records.

Appeals
If a covered person, or any primary insurer, does not appeal a judgment for covered damages, we may choose to do so. We will then become responsible for all expenses, taxable costs, and interest arising out of the appeal. However, the amount of coverage for damages will not be increased.

Special Conditions

In the event of conflict with any other conditions of your policy, these conditions supersede.

Legal action against us

You agree not to bring action against us unless you have first complied with all conditions of this policy.

You also agree not to bring any action against us until the amount of damages you are legally obligated to pay has been finally determined after an actual trial or appeal, if any, or by a written agreement between you, us and the claimant. No person or organization has any right under this policy to bring us into any action to determine the liability of a covered person.

Notice of cancellation and coverage termination conditions
The Sponsoring Organization may cancel this policy by returning it to us or notifying us in writing at any time subject to the following:
- the Sponsoring Organization must notify us in advance of the requested cancellation date; and
- the Sponsoring Organization must provide proof of notification to each member of the Defined Group covered under this policy.

We may cancel this policy or any part of it subject to the following conditions. Our right to cancel applies to each coverage or limit in this policy. In the event we cancel this policy, we are under no obligation to provide you with an opportunity to purchase equivalent coverage.

Within 60 days. When this policy or any part of it has been in effect for less than 60 days, we may cancel with 30 days notice for any reason.

Non payment of premium. We may cancel this policy or any part of it with 10 days notice if the Sponsoring Organization or you fail to pay the premium by the due date, regardless of whether the premium is payable to us, to our agent, or under any financial credit.

Misrepresentation. We may cancel this policy or any part of it with 30 days notice if the coverage was obtained through misrepresentation, fraudulent statements, or omissions or concealment of a fact that is relevant to the acceptance of the risk or to the hazard we assumed.

Increase in hazard. We may cancel this policy or any part of it with 30 days notice if there has been a substantial change in the risk which increases the chance of loss after insurance coverage has been issued or renewed, including but not limited to an increase in exposure due to rules, legislation, or court decision.

Ineligible for coverage. We may cancel this policy or any part of it with 30 days notice if you no longer qualify as a member of the Defined Group.

Form 10-02-0691 (Rev. 7-23) *Page 17 of 18*

Special Conditions
(continued)

Procedure. To cancel this policy or any part of it, we must notify you in writing. This notice will be mailed to the Sponsoring Organization at the mailing address shown in the Coverage Summary Certificate and we will obtain a certificate of mailing. This notice will include the date the cancellation is to take effect.

Termination. Should an individual for any reason no longer qualify as a member of the Defined Group, coverage will cease sixty (60) days from the date that individual no longer qualifies as a member of the Defined Group, the policy expiration or cancellation date, or the effective date of termination shown for the individual on the Sponsoring Organization's Defined Group Member Participant Change Endorsement,whichever comes first.

Refund. In the event of cancellation by the Sponsoring Organization or us, we will refund any unearned premium on the effective date of cancellation, or as soon as possible afterwards to the Sponsoring Organization. The unearned premium will be computed pro rata for the unexpired term of the policy.

Form 10-02-0691 (Rev. 7-23) *Page 18 of 18*